Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-264234) of our report dated March 31, 2023 with respect to the consolidated financial statements of Alset Inc. and Subsidiaries, formerly known as Alset eHome International Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the years ended December 31, 2022 and 2021, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York
March 31, 2023